QWEST COMMUNICATIONS INTERNATIONAL INC.
        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (Amounts in millions, except ratios)
                          (unaudited)

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             QWEST COMMUNICATIONS INTERNATIONAL INC.
        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (Amounts in millions, except ratios)
                          (unaudited)


                                               Nine Months Ended                                     Year Ended
                                                    Sept. 30,                                       December 31,
                                             ---------------------
                                             1998              1997             1997     1996    1995     1994      1993
                                             ----              ----             ----     ----    ----     ----      ----

Income (loss) before income taxes           (837.0)           4.5               $23.6    $(10.2) $(38.5)  $(10.7)   $111.7

Add:
   Interest on debt, net of
     capitalized interest                     62.3            8.9                18.9       7.0     4.3      0.2       3.3
   Interest expense portion of
     rental expense                            5.1            1.4                 2.1       1.7     1.5      1.0       1.2
                                           -------          -----               -----     -----  ------    -----    ------
Earnings available for  fixed              $(769.6)         $14.8               $44.6     $(1.5) $(32.7)   $(9.5)   $116.2
charges                                    =======          =====               =====     =====  ======    =====    ======

Fixed charges:
  Interest on debt                          $ 89.3          $20.1               $36.6     $ 9.4  $  6.2    $ 0.5    $  3.3
  Interest expense portion of                  5.1            1.4                 2.1       1.7     1.5      1.0       1.2
    rental expense
  Preferred stock dividend                      -              -                   -         -       -        -       16.0
                                            -------         -----               -----     -----  ------    -----    ------
Total fixed charges        .                $ 94.4          $21.5               $38.7     $11.1   $ 7.7    $ 1.5     $20.5
                                            =======         =====               =====     =====  ======    =====    ======
Ratio of earnings to fixed
charges(1)                                     -              -                  1.15      -         -      -         5.67

(1)      Earnings were insufficient to cover fixed charges by $864.0 and $6.7 million for the nine-month periods ended September  30, 1998 and 1997, respectively, and $12.6 million, $40.4 million and $11.0 million for the years ended December 31, 1996, 1995 and 1994.
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